CONSULTING AGREEMENT
                              --------------------

     This  Agreement  is  made  as  of  the  lst  day  of  June,  2000,

BETWEEN:

               CENTURION ENERGY INTERNATIONAL INC., a corporation incorporated under the laws of the Province of Alberta and having an office at the City of Calgary, in the Province of Alberta (the "Corporation")

                                                               OF THE FIRST PART
AND

               ENHANCED MANAGEMENT SERVICES LTD.
               (the "Consultant")

                                                              OF THE SECOND PART


WHEREAS:

1. The Corporation wishes to retain the Consultant to provide certain services and advice to the Corporation; and

2. The Consultant is willing to render such services and advice on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto agree as follows:

                                    ARTICLE I
                                 INTERPRETATION

1.1  Definitions
     -----------

As used herein, including the preamble hereto, the following terms shall have the meaning set forth below:

(a)  "Affiliate"  when  used  to  indicate  a  relationship   with  any  person,
     corporation or entity has the meaning ascribed to it in the Business Corporation Act (Alberta) as amended;

(b)  "Compensation" shall have the meaning in clause 3. 1;

(c) "Disbursements" means all reasonable costs and expenses related directly and solely to the operations of the Corporation or its Affiliates and paid directly by the consultant on behalf of the Corporation or its Affiliates.

(d) "Change of Control" means the acquisition by any Person other than one or more of the Present Shareholders (whether from the Corporation or from any other Person) of Common Shares or other securities of the Corporation having rights of purchase, conversion or exchange into Common Shares of the Corporation which together with securities of the Corporation held by such Person, exceeds twenty percent (20%) of the issued and outstanding Common Shares of the Corporation at the time of such acquisition (assuming, for either test, the purchase, conversion or exchange of such other securities, whether then purchasable, convertible or exchangeable or not, into the highest number of Common Shares of the Corporation, such Person or Persons would be entitled to.)

(e) "Constructive Dismissal" includes, without in any way limiting the interpretation under common law, any material adverse change, by the Corporation and without the agreement of the Consultant, in any of the duties, powers, rights, discretions, salary, bonuses and benefits, title, lines of reporting or the requirement that the Consultant be based anywhere other than Calgary, Alberta on a normal and regular basis, such that immediately after such change or series of changes, the responsibilities and status of the Consultant, taken as a whole, are not at least substantially equivalent to those assigned to the Consultant immediately prior to such change.

(f) "Just Cause" includes, without in any way limiting its interpretation under common law, any conduct by the Consultant which is detrimental to the Corporation or willful failure of the Consultant to properly carry out his duties including, without limitation, severe or willful disobedience, dishonesty, fraud, incompetence, breach of good faith, alcoholism or drug addiction or any other reason which would be considered to amount to "just cause" by a court of competent jurisdiction.

(g)  "Severance Amount" means:

     12 times the Monthly Base Fee of the Consultant payable by the Corporation as at the end of the month immediately preceding the month in which the termination of employment hereunder takes effect.

1.2  Headings
     --------

     The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

1.3  Interpretation
     --------------

     For the purposes of this Agreement, a party shall be deemed to have given its consent to any action taken on its behalf:

(a)  if such action is within those described in Clause 2.1 hereof, or

(b) on the thirtieth day after receipt or deemed receipt of notice of such action.

                                    ARTICLE  II
                                  THE  CONSULTANT

2.1  Consulting  Services  and  Duties
     ---------------------------------

     The Corporation agrees to retain the services of the Consultant, to be provided in the manner and form that the Consultant deems appropriate and the Consultant agrees to provide the services required to the best of the Consultant's abilities. Such ser-vices shall include:

(a) advice to the Corporation and its Affiliates within the Consultant's area of expertise which shall include management of the Corporation and overseeing day to day operations of the Corporation;

(b) preparation of reports, projections, business plans, and other specific projects relating to matters requested by the Corporation's Board of Directors from time to time; and

(c) such other services as the Consultant shall agree from time to time to under-take for and on behalf of the Corporation.

     Notwithstanding the Consultant's right to carry on a general consulting business in Alberta as described in Clause 5. 1, it is understood that the Consultant will be available to provide necessary services to the Corporation during all normal working days at the Corporation's request except for six weeks each year which will be considered available to the Consultant for vacation purposes.

2.2  Standard  of  Care
     ------------------

     In exercising the Consultant's powers and discharging the Consultant's duties under this Agreement, the Consultant shall exercise that degree of care, diligence and skill that a reasonably prudent advisor and consultant would exercise in comparable circumstances. It is acknowledged and understood by the parties that the Consultant may delegate specific aspects of its obligations hereunder to others provided that such delegation shall not relieve the Consultant of any of the obligations under this Agreement.

                                   ARTICLE III
                         CONSULTANT'S FEES AND EXPENSES

3.1  Consultant's  Fee
     -----------------

     For services rendered by the Consultant to the Corporation, the Corporation shall pay the Consultant a fee of $ 15,000.00 per month during the term of this Agreement on the first day of each month commencing June 1, 2000.

3.2  Expenses  and  Disbursements
     ----------------------------

The consultant will be reimbursed by the Corporation for all expenses and disbursements incurred in accordance with the terms hereof forthwith upon presenting invoices in respect of such disbursements. For all such expenses and disbursements, the Consultant shall provide to the Corporation such receipts as may be reasonably required by the Corporation as evidence of the expenses and disbursements.

3.3  Office  Space  and  Services
     ----------------------------

     The Corporation shall provide office space and services that the Consultant will require to carry out the Consultant's services for the Corporation.

3.4  Parking
     -------

     The Corporation will provide parking stalls at a location of the Corporation's choosing for use by the Consultant. The Consultant shall have access and use of the parking spots provided by the Corp-oration during the terms of this Agreement. If no parking stalls are provided by the Corporation then the Corporation may reimburse the Consultant for all parking expenses incurred.

3.5  Vehicle  Expense  Allowance
     ---------------------------

     As a condition of the Consultant being retained by the Corporation, the Consultant agrees to use Consultant's own private vehicle for any necessary travel in connection with performing Consultant's duties herein.

                                   ARTICLE IV
                                      TERM

4.1  Term  of  Agreement
     -------------------

     This Agreement shall continue in full force and effect until the earlier of:

(a) the termination hereof by mutual agreement of the Consultant and the Corporation; and

(b) the cessation of employment or termination of employment of the Consultant with the Corporation.

     The obligation of the Corporation arising hereunder as a consequence of the termination of the Consultant by the Corporation pursuant to Section 4.2 hereof shall survive such termination.

4.2  Cessation  of  Employment
     -------------------------

(a)  Cessation of Employment with the Corporation for Just Cause,  the voluntary
     termination  of  employment  by  the  Consultant,   death,   disability  or
     retirement.

     Upon cessation of the Consultant's employment with the Corporation at any time for:

     (i)    Just Cause;
     (ii)   the voluntary termination of employment by the Consultant;
     (iii)  death;
     (iv)   disability; or
     (v)    retirement;

     the Consultant shall not be entitled to any Severance Amount other than payment, if not theretofore paid, of the fraction of the Consultant's Annual Base Fee earned by or payable to the Consultant by. the Corporation during the then current calendar year of the Corporation for the period from the beginning of such calendar year to and including the Effective Date of such cessation together with any monies owing from earned and unused vacation days together with any amount to which the

     Consultant is entitled under the Employment Standards Code of Alberta as amended or in force from time to time. As of the Effective Date of such cessation, the Corporation shall not have any further obligations to the Consultant under this Agreement, the employment relationship or the cessation of the employment relationship, with the exception of any vested pension entitlement, disability insurance coverage, share options and other benefit and life and other insurance plans from or of the Corporation which shall be governed by the agreements and documents relating to same.

(b)  Termination of Employment.

     If the Consultant's employment is terminated by the Corporation other than for Just Cause, the voluntary termination of employment by the Consultant, death, disability of retirement, the Consultant shall be entitled to receive and the Corporation shall pay to the Consultant, or his designate, immediately following- termination, a cash amount equal to the Severance Amount (less required statutory deductions) and shall deliver to the Consultant all vested Stock Options.

(c) Cessation of Employment following a Change of Control or Constructive Dismissal.

     If the Consultant's employment is terminated:

     (i) by the Consultant in response to a Change of Control and subsequent election pursuant to Section 4.2(d) hereof, or

     (ii) by the Consultant in response to Constructive  Dismissal within ninety
          (90) days after the Constructive Dismissal has taken effect:

          (1) the Consultant shall be entitled to receive and the Corporation shall pay to the Consultant, immediately following cessation of employment, a cash amount equal to the Severance Amount (less required statutory deductions); and

          (2) any and all unvested share options to purchase Common Shares which have been granted to the Consultant by the Corporation for Common Shares and unvested pension entitlements shall vest subject to regulatory and other required approvals and the Consultant shall have 120 days from the Effective Date of such termination to exercise such share options to purchase Common Shares.

(d)  Election to Cease Employment following a Change of Control.

     In the event of a Change of Control, the Consultant shall be entitled, after not fewer than 30 days following a Change of Control, but before the expiry of 120 days after a Change of Control, to elect by written notice to the Corporation to cease employment with the Corporation and be paid and accept the amounts set forth in paragraph 4.2(c) provided however that the right to elect pursuant to this section 4.2(d) shall lapse and shall be of no force and effect after the expiry of 120 days after a Change of Control.

                                    ARTICLE V
                          ACTIVITIES OF THE CONSULTANT

5.1  Conflicts
     ---------

     The parties hereby acknowledge that the Consultant is engaged in and will continue to be engaged in general consulting business in Alberta and elsewhere. Accordingly, the Consultant will spend his time in fulfilling the obligations under this Agreement and other obligations in which the Corporation or its Affiliates will not have, or be entitled to, an interest. The parties hereto consent to such activities and agree that nothing herein shall prevent the Consultant from having other business interests or from engaging in any other business activities or from rendering services or acting as a consultant to any other person even though such person may have business interests similar to those of the Corporation or its Affiliates. In the event that the interests of the Consultant are not in conflict with those of the Corporation or its Affiliates, the Consultant is obliged to make decisions acting in good faith.

5.2  No  Liability  for  Advice
     --------------------------

     The Consultant shall not be liable, answerable or accountable for any loss or damage resulting from the advice given by the Consultant or the exercise by the Consultant of a discretion or his refusal to exercise a discretion, provided that the Consultant has acted in a faithful, diligent and honest manner and has
                                                                         ---
not acted with willful misfeasance, bad faith, gross negligence or recklessness and is not in breach of any of the Consultant's obligations hereunder.

                                   ARTICLE VI
                          INDEMNIFICATION OF CONSULTANT

6.1  Indemnification
     ---------------

     The Consultant shall be and is hereby indemnified by the Corporation against all liabilities and expenses (including judgements, fines, penalties, amounts paid in settlement and counsel fees) arising from or related in any manner to this Agreement, proved that the Consultant is not finally adjudged in any such action, suit or proceeding to be liable for or guilty of willful misfeasance, bad faith, gross negligence or reckless disregard of duty to the Corporation or provided that the Consultant is not finally adjudged to be in breach of any material covenant and duty set forth herein.

     For  the  purpose  of  the  foregoing:

(a)  "action,   suit  or  proceeding"  shall  include  every  action,   suit  or
     proceeding, civil, criminal or otherwise; and

(b)  the  right  of  indemnification   conferred  hereby  shall  extend  to  any
     threatened action, suit or proceeding and the failure to institute it shall be deemed its final determination.

The foregoing right of indemnification shall be in addition to any other rights to which the Consultant may be entitled as a matter of law or which may be lawfully granted to him.

6.2  Reliance
     --------

     The Consultant shall be entitled to relay on statements, advise or opinions (including financial statement and auditor's reports) of other agents (any of which may be persons with which the Consultant or an agent is Affiliated) whose professions give authority to a statement made by them on the subject in question and who are considered by the Consultant to be competent. The Consultant may rely, and shall be protected in acting upon, any instrument or other documents believed by him to be genuine and in force.

                                   ARTICLE VII
                                  MISCELLANEOUS

7.1  No  Partnership  or  Joint  Venture  or  Agenc
     ----------------------------------------------

     The parties to this Agreement are not, and shall not be deemed to be, partners or joint venturers with one another and nothing herein shall be construed so as to impose any liability as such on any of them.

7.2  Amendments
     ----------

     This agreement may not be amended or varied in its terms except by instrument in writing executed by the duly authorized representatives of the parties hereto or their respective successors or assigns.

7.3  Assignments
     -----------

     This  Agreement  is  personal  and  may  not  be  assigned.

7.4  Severability
     ------------

     If any provision of this Agreement shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provisions in such jurisdiction and shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction -or any other provision of this Agreement in any jurisdiction.

7.5  Notices
     -------

     All notices required or permitted herein under this Agreement shall be in writing and may be given by delivering same or mailing same by pre-paid registered mail to the address set forth below. Any such notice or other communication shall, if delivered, be deemed to have been given or made and received on the date delivered, and, if mailed, shall be deemed to have been given or made and received on the third (3rd) business day at the point of delivery following the day on which it was so mailed. The parties hereto may from time to time given written notice of change of address in the manner aforesaid.

     THE  CORPORATION:

     Centurion  Energy  International  Inc.
     Suite  800,  205-5th  Avenue  SW
     Calgary,  Alberta
     T2P  2V7

     CONSULTANT:

     Enhanced  Management  Services  Ltd.
     3016  -  7th  Street  SW
     Calgary,  Alberta
     T2T  2X5

7.6  Governing  Law
     --------------

The provisions of this Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta.

IN  WITNESS  WHEREOF the parties herewith have properly executed this Agreement.


CENTURION  ENERGY  INTERNATIONAL  INC.

Per:      COMPENSATION  COMMITTEE
          OF  THE  BOARD  OF  DIRECTORS

          /s/  Michael  C.  Miller
          ------------------------
          Michael  C.  Miller,  Director


          /s/  Leroy  Wolbaum
          -------------------
          Leroy  Wolbaum,  Director


          /s/  Philip  Beck
          -----------------
          Philip  Beck,  Director



ENHANCED  MANAGEMENT  SERVICES  LTD.

Per:      /s/  Barry  Swan
          ----------------
          Barry  Swan